EXHIBIT 99.1

Aerojet Rocketdyne Holdings, Inc. Reports 2017 Fourth Quarter and Annual Results

EL SEGUNDO, Calif., Feb. 21, 2018 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) today reported results for the fourth quarter and year ended December 31, 2017.

Financial Overview

Fourth Quarter of Fiscal 2017 compared with Fourth Quarter of Fiscal 2016

  Net sales for the fourth quarter of fiscal 2017 totaled $528.2 million compared with $532.2 million for the fourth quarter of fiscal 2016.
  Organic sales growth was 3%. As previously disclosed, the fourth quarter of fiscal 2016 included an extra week of operations which accounted for $32.2 million in additional sales and the fourth quarter of fiscal 2017 included sales of $12.0 million from the Coleman Aerospace (“Coleman”) acquisition. Organic sales exclude the additional week of sales and the acquisition of Coleman.
  Net loss for the fourth quarter of fiscal 2017 was $(52.0) million, or $(0.71) loss per share, compared with net income of $18.1 million, or $0.25 diluted income per share, for the fourth quarter of fiscal 2016.
  On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that will affect future periods. Among other provisions, the Tax Act reduced the federal corporate statutory income tax rate from 35% to 21% beginning in 2018. As a result of this rate reduction, the Company reduced its net deferred tax assets by $64.6 million. Before applying the effects of the Tax Act, the effective tax rate was 48.7%. This rate differs from the 35% statutory tax rate due to state income taxes, revisions of prior year balances based upon tax filings and adjustments to uncertain tax positions. The Company expects its tax rate in future years to be between 27% and 29%. Excluding the Tax Act adjustment of $64.6 million, net income in the fourth quarter of fiscal 2017 would have been $12.6 million, or $0.16 diluted income per share (Non-GAAP).
  Adjusted EBITDAP (Non-GAAP measure*) for the fourth quarter of fiscal 2017 was $58.4 million compared with $68.7 million for the fourth quarter of fiscal 2016.
  Segment performance before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non-GAAP measure*) was $51.7 million for the fourth quarter of fiscal 2017 compared with $63.6 million for the fourth quarter of fiscal 2016.
  Cash provided by operating activities in the fourth quarter of fiscal 2017 totaled $186.9 million, compared with $109.5 million in the fourth quarter of fiscal 2016.
  Free cash flow (Non-GAAP measure*) in the fourth quarter of fiscal 2017 totaled $168.0 million, compared with $92.4 million in the fourth quarter of fiscal 2016.
  Funded contract backlog as of December 31, 2017 was $2.1 billion compared with $2.3 billion as of December 31, 2016.
  Total contract backlog as of December 31, 2017 was $4.6 billion compared with $4.5 billion as of December 31, 2016.

Fiscal 2017 compared with Fiscal 2016

  Net sales for fiscal 2017 totaled $1,877.2 million compared with $1,761.3 million for fiscal 2016.
  Organic sales growth was 6%. As previously disclosed, fiscal 2016 included an extra week of operations which accounted for $32.2 million in additional sales and fiscal 2017 included sales of $41.8 million from the Coleman acquisition. Organic sales exclude the additional week of sales and the acquisition of Coleman.
  Net loss for fiscal 2017 was $(9.2) million, or $(0.13) loss per share, compared with net income of $18.0 million, or $0.27 diluted income per share, for fiscal 2016. Excluding the Tax Act adjustment, fiscal 2017 net income would have been $55.4 million, or $0.74 diluted income per share (Non-GAAP).
  Adjusted EBITDAP (Non-GAAP measure*) for fiscal 2017 was $225.4 million compared with $201.9 million for fiscal 2016.
  Segment performance before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non-GAAP measure*) was $205.4 million for fiscal 2017 compared with $188.4 million for fiscal 2016.
  Cash provided by operating activities in fiscal 2017 totaled $212.8 million, compared with $158.7 million in fiscal 2016.
  Free cash flow (Non-GAAP measure*) in fiscal 2017 totaled $183.4 million, compared with $111.1 million in fiscal 2016.

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* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States (“GAAP”). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

“Our fourth quarter and full year financial performance was strong, and we achieved key milestones surrounding the execution of our operational improvement plan,” said Eileen Drake, CEO and president of Aerojet Rocketdyne Holdings, Inc. “We expanded our strong legacy propulsion positions on key franchise programs such as the Standard Missile, Patriot Advanced Capability-3 (“PAC-3”), Terminal High Altitude Area Defense (“THAAD”) and Guided Multiple Launch Rocket System (“GMLRS”) missile propulsion systems and secured positions to provide propulsion system support to both prime contractors selected to compete in the next phase of the Ground-Based Strategic Deterrent (“GBSD”) program. These achievements, coupled with awards in our space portfolio, increased our year-end total contract backlog position to $4.6 billion, providing revenue visibility several years into the future,” said Drake.

“The strength in our NASA programs continued its rapid pace through the fourth quarter of 2017 and mitigated the impacts of timing-related declines in certain missile defense programs,” said Drake. Adjusting for the additional week of operations in the fourth quarter of 2016 and the Coleman Aerospace acquisition that closed in the first quarter of 2017, organic sales growth was 3% in the fourth quarter and 6% for the full year. Drake added, “This sales growth coupled with much improved cost management and risk reduction programs across several key programs in our space and defense portfolio drove profitability growth throughout the enterprise for 2017.” Adjusted EBITDAP margins grew by 50 basis points to 12.0% in 2017. Adjusted EBITDAP was up $23.5 million, or 12%, to $225.4 million. Net loss for 2017 was ($9.2) million. Excluding the 2017 tax legislation change, net income for 2017 would have been $55.4 million, up 208%. “Free cash flow was also strong. Continued strong execution, coupled with early receipts from customers, again allowed us to deliver on our commitment to convert profits to cash, generating free cash flow of $183.4 million, an increase of 65% over an already strong free cash flow year in 2016. I’m especially pleased that our management team achieved these impressive financial results while also carrying out our facility optimization and product transition plans on schedule with no significant issues and staying on track to achieve our 2021 cost reduction goals.”

Concluded Drake, “We enter 2018 with a strong balance sheet and are well positioned financially to expand production capacity and take advantage of longer-term growth demands in the areas of commercial and military launches, deep space exploration, missile defense, tactical and strategic missiles and hypersonics.”

Operations Review

Aerospace and Defense Segment

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(In millions, except percentage amounts)
Net sales	$526.6	$529.6	$1,870.8	$1,753.9
Segment performance	40.3	54.6	177.9	143.3
Segment margin	7.7%	10.3%	9.5%	8.2%
Segment margin before environmental remediation provision adjustments, retirement benefits, net, and unusual items (Non-GAAP measure)	9.7%	11.7%	10.8%	10.5%
Components of segment performance:
Aerospace and Defense	$51.3	$61.8	$202.9	$184.1
Environmental remediation provision adjustments	(5.9)	(1.5)	(7.5)	(18.3)
Retirement benefits, net (1)	(5.1)	(5.7)	(19.5)	(22.5)
Unusual items	—	—	2.0	—
Aerospace and Defense total	$40.3	$54.6	$177.9	$143.3

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(1) Retirement benefits are net of cash funding to the Company’s tax-qualified defined benefit pension plan which are recoverable costs under the Company’s U.S. government contracts. The Company’s recoverable tax-qualified pension costs for the three and twelve months ended December 31, 2017 totaled $8.2 million and $33.7 million, respectively. The Company’s recoverable tax-qualified pension costs for the three and twelve months ended December 31, 2016 totaled $6.8 million and $27.5 million, respectively.

Net sales were relatively unchanged for the fourth quarter of fiscal 2017 compared with the fourth quarter of fiscal 2016. The fourth quarter of fiscal 2016 included an additional week of operations which accounted for $32.2 million in additional net sales (see discussion below).

The increase in net sales in fiscal 2017 compared with fiscal 2016 was primarily due to an increase of $158.0 million in space programs primarily driven by the following (i) the RS-25 program development and integration effort in support of the Space Launch Systems development program; (ii) increased development effort and volume on the Commercial Crew Development program; and (iii) increased deliveries on the Atlas V program. The increase in net sales was partially offset by a decrease of $36.5 million in defense programs primarily driven by the timing of deliveries on THAAD and Standard Missile programs partially offset by the net sales generated from the Coleman Aerospace acquisition. Further, as a result of the 2016 calendar, Aerojet Rocketdyne had 53 weeks of operations in fiscal 2016 compared with 52 weeks of operations in fiscal 2017. The additional week of operations, which occurred in the fourth quarter of fiscal 2016 and accounted for $32.2 million in additional net sales, is included in the above discussion of program changes.

The decrease in the segment margin before environmental remediation provision adjustments, retirement benefits, net and unusual items in the fourth quarter of fiscal 2017 compared with the fourth quarter of fiscal 2016 was primarily the result of favorable contract performance on the RS-68 program due to reduced program risks in the fourth quarter of fiscal 2016 as well as changes in the program mix that resulted in lower margins in the current period.

Segment margin before environmental remediation provision adjustments, retirement benefits, net, and unusual items in fiscal 2017 compared with fiscal 2016 was up 30 basis points. Items that had a significant impact were favorable contract performance on numerous programs as a result of overhead cost reductions and reduced program risks, most notably on the THAAD program, partially offset by cost growth and manufacturing inefficiencies in fiscal 2017 on electric propulsion contracts.

The following table summarizes the Company’s backlog:

	As of December 31,
	2017	2016
	(In billions)
Funded backlog	$2.1	$2.3
Unfunded backlog	2.5	2.2
Total contract backlog	$4.6	$4.5
Total contract backlog expected to be filled within one year	$1.7	$1.7

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company’s control.

Real Estate Segment

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(In millions)
Net sales	$1.6	$2.6	$6.4	$7.4
Segment performance	0.4	1.8	2.5	4.3

During fiscal 2017 and 2016, net sales and segment performance consisted primarily of rental property operations.

Additional Information

Retirement Benefit Plans

The Company’s tax-qualified pension plans’ assets were as follows:

	As of December 31,
	2017	2016
	(In millions)
Tax-qualified pension plan assets	$931.2	$925.1

As of December 31, 2017, the Company’s unfunded pension obligation for the tax-qualified pension plan was $492.8 million. The changes in the pension obligation for the tax-qualified pension plan since December 31, 2016 were as follows (in millions):

Balance as of December 31, 2016	$548.2
Service and interest costs	71.8
Investment gain (1)	(96.8)
Company contributions	(76.0)
Discount rate decrease (2)	57.4
Mortality rate	(12.7)
Other	0.9
Balance as of December 31, 2017	$492.8

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(1) The Company’s effective rate of return on plan assets was 10.8% during fiscal 2017.
(2) The decrease in the discount rate was due to lower market interest rates used to determine the Company’s pension obligation. The discount rate was 3.59% as of December 31, 2017 compared with 4.02% as of December 31, 2016.

The Company estimates that its retirement benefits expense will be approximately $60 million in fiscal 2018.

The Company expects to make cash contributions of approximately $42.0 million to its tax-qualified defined benefit pension plan in fiscal 2018. The Company is generally able to recover these contributions related to its tax-qualified defined benefit pension plan as allowable costs on its U.S. government contracts, but there is a lag between when the Company contributes cash to its tax-qualified defined benefit pension plan under pension funding rules and recovers the cash under the U.S. government Cost Accounting Standards. During fiscal 2017, the Company made cash contributions of $75.8 million to its tax-qualified defined benefit pension plan of which $33.7 million was recoverable from the Company’s U.S. government contracts in fiscal 2017 with the remaining $42.1 million expected to be recoverable from the Company’s U.S. government contracts in the future.

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  future reductions or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  cost overruns on the Company’s contracts that require the Company to absorb excess costs;
  failure of the Company’s subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws, including laws relating to export controls and anti-corruption or bribery laws;
  the Company’s Competitive Improvement Program may not be successful in aligning the Company’s operations to current market conditions or in achieving the anticipated costs savings and other benefits within the expected timeframes;
  costs and time commitment related to potential and/or actual acquisition activities may exceed expectations;
  the Company’s inability to adapt to rapid technological changes;
  failure of the Company’s information technology infrastructure including a successful cyber-attack, accident, unsuccessful outsourcing of certain information technology and cyber security functions, or security breach that could result in disruptions to the Company’s operations;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, explosion, or unplanned ignition of dangerous materials used in the Company’s businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates and actuarial estimates, actual returns on plan assets, and government regulations on defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company’s current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  significant risk exposures and potential liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company’s patents and proprietary rights;
  business disruptions to the extent not covered by insurance;
  the substantial amount of debt which places significant demands on the Company’s cash resources and could limit the Company’s ability to borrow additional funds or expand its operations;
  the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to past or future divestitures;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company’s quarterly operating results and cash flows to fluctuate;
  restatement of previously issued consolidated financial statements may lead to additional risks and uncertainties;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed in the Company’s reports filed with the SEC.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company’s excess real estate assets. More information can be obtained by visiting the company’s website at www.aerojetrocketdyne.com.

Contact information:
Investors: Paul R. Lundstrom, vice president and chief financial officer  310-252-8142
                  Brendan King, vice president, investor relations  916-351-8618

(Tables to follow)

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(In millions, except per share amounts)
Net sales	$528.2	$532.2	$1,877.2	$1,761.3
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	461.7	455.8	1,615.4	1,527.4
Selling, general and administrative expense	11.3	17.6	67.0	53.6
Depreciation and amortization	18.6	19.0	72.6	64.9
Other expense, net	6.9	0.5	7.9	19.8
Total operating costs and expenses	498.5	492.9	1,762.9	1,665.7
Operating income	29.7	39.3	114.3	95.6
Non-operating (income) expense:
Loss on debt	—	—	—	34.5
Interest income	(1.2)	(0.2)	(3.5)	(0.6)
Interest expense	8.0	5.1	30.9	32.5
Total non-operating expense, net	6.8	4.9	27.4	66.4
Income before income taxes	22.9	34.4	86.9	29.2
Income tax provision	74.9	16.3	96.1	11.2
Net (loss) income	$(52.0)	$18.1	$(9.2)	$18.0
(Loss) income per share of common stock
Basic
Net (loss) income per share	$(0.71)	$0.26	$(0.13)	$0.27
Diluted
Net (loss) income per share	$(0.71)	$0.25	$(0.13)	$0.27
Weighted average shares of common stock outstanding, basic	73.6	68.9	73.0	65.6
Weighted average shares of common stock outstanding, diluted	73.6	73.3	73.0	65.7

Aerojet Rocketdyne Holdings, Inc.
Unaudited Operating Segment Information
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(In millions)
Net Sales:
Aerospace and Defense	$526.6	$529.6	$1,870.8	$1,753.9
Real Estate	1.6	2.6	6.4	7.4
Total Net Sales	$528.2	$532.2	$1,877.2	$1,761.3
Segment Performance:
Aerospace and Defense	$51.3	$61.8	$202.9	$184.1
Environmental remediation provision adjustments	(5.9)	(1.5)	(7.5)	(18.3)
Retirement benefits, net (1)	(5.1)	(5.7)	(19.5)	(22.5)
Unusual items	—	—	2.0	—
Aerospace and Defense Total	40.3	54.6	177.9	143.3
Real Estate	0.4	1.8	2.5	4.3
Total Segment Performance	$40.7	$56.4	$180.4	$147.6
Reconciliation of segment performance to income before income taxes:
Segment performance	$40.7	$56.4	$180.4	$147.6
Interest expense	(8.0)	(5.1)	(30.9)	(32.5)
Interest income	1.2	0.2	3.5	0.6
Stock-based compensation expense	(0.8)	(5.2)	(22.0)	(12.9)
Corporate retirement benefit expense	(5.0)	(4.7)	(20.0)	(18.9)
Corporate and other	(5.2)	(7.3)	(23.1)	(20.1)
Unusual items	—	—	(1.0)	(34.5)
Income before income taxes	$22.9	$34.3	$86.9	$29.3

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(1)	Retirement benefits are net of cash funding to the Company’s tax-qualified defined benefit pension plan which are recoverable costs under the Company’s U.S. government contracts. The Company’s recoverable tax-qualified pension costs for the three and twelve months ended December 31, 2017 totaled $8.2 million and $33.7 million, respectively. The Company’s recoverable tax-qualified pension costs for the three and twelve months ended December 31, 2016 totaled $6.8 million and $27.5 million, respectively.

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales less applicable costs, expenses and unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations. It is on this basis that management internally assesses the financial performance of its segments.

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet
	As of December 31,
	2017	2016
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$535.0	$410.3
Marketable securities	20.0	—
Accounts receivable	215.5	136.4
Inventories	136.4	185.1
Other current assets, net	109.8	122.9
Total Current Assets	1,016.7	854.7
Noncurrent Assets
Property, plant and equipment, net	359.0	366.0
Recoverable from the U.S. government and other third parties for environmental remediation costs	231.1	239.8
Deferred income taxes	145.8	292.5
Goodwill	161.3	158.1
Intangible assets	85.5	94.4
Other noncurrent assets, net	259.3	244.0
Total Noncurrent Assets	1,242.0	1,394.8
Total Assets	$2,258.7	$2,249.5
LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$25.0	$55.6
Accounts payable	100.9	96.2
Reserves for environmental remediation costs	35.2	37.1
Advance payments on contracts	237.8	221.8
Other current liabilities	195.9	173.0
Total Current Liabilities	594.8	583.7
Noncurrent Liabilities
Long-term debt	591.4	608.0
Reserves for environmental remediation costs	306.2	312.6
Pension benefits	492.8	548.2
Other noncurrent liabilities	171.1	161.4
Total Noncurrent Liabilities	1,561.5	1,630.2
Total Liabilities	2,156.3	2,213.9
Commitments and contingencies
Redeemable common stock	—	1.1
Stockholders’ Equity
Preference stock	—	—
Common stock	7.4	6.9
Other capital	503.1	456.9
Treasury stock	(64.5)	(64.5)
Accumulated deficit	(71.0)	(61.8)
Accumulated other comprehensive loss, net of income taxes	(272.6)	(303.0)
Total Stockholders’ Equity	102.4	34.5
Total Liabilities, Redeemable Common Stock and Stockholders’ Equity	$2,258.7	$2,249.5

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Year Ended December 31,
	2017	2016
	(In millions)
Operating Activities
Net (loss) income	$(9.2)	$18.0
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	72.6	64.9
Amortization of debt discount and deferred financing costs	8.5	2.3
Stock-based compensation	22.0	12.9
Retirement benefits, net	(8.2)	30.5
Loss on debt repurchased	—	34.4
Other, net	0.7	0.6
Changes in assets and liabilities, net of effects from acquisition:
Accounts receivable	(67.6)	33.1
Inventories	48.6	(28.9)
Other current assets, net	13.0	(23.8)
Recoverable from the U.S. government and other third parties for environmental remediation costs	8.7	(32.6)
Other noncurrent assets	(31.4)	(12.6)
Accounts payable	1.6	27.0
Advance payments on contracts	16.0	(9.1)
Other current liabilities	8.2	(37.4)
Deferred income taxes	125.7	4.8
Reserves for environmental remediation costs	(8.3)	47.4
Other noncurrent liabilities and other	11.9	27.2
Net Cash Provided by Operating Activities	212.8	158.7
Investing Activities
Purchases of marketable securities	(24.0)	—
Sale of marketable securities	4.0	—
Purchase of Coleman Aerospace	(17.0)	—
Proceeds from sale of technology	—	0.5
Capital expenditures	(29.4)	(47.6)
Net Cash Used in Investing Activities	(66.4)	(47.1)
Financing Activities
Proceeds from issuance of debt	—	800.0
Debt issuance costs including equity component of convertible debt	—	(9.5)
Debt repayments/repurchases	(20.0)	(700.6)
Proceeds from shares issued under equity plans, net	4.5	4.2
Repurchase of shares for option cost and to satisfy tax withholding obligations	(6.2)	(3.9)
Net Cash (Used in) Provided by Financing Activities	(21.7)	90.2
Net Increase in Cash and Cash Equivalents	124.7	201.8
Cash and Cash Equivalents at Beginning of Period	410.3	208.5
Cash and Cash Equivalents at End of Period	$535.0	$410.3

Use of Unaudited Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measure of its operational performance called Adjusted EBITDAP. The Company uses this metric to measure its operating performance. The Company believes that to effectively compare core operating performance from period to period, the metric should exclude items relating to retirement benefits, significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, ongoing and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP net (loss) income adjusted by income tax provision, interest expense, interest income, depreciation and amortization, retirement benefits, and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net (loss) income as determined in accordance with GAAP.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(In millions, except percentage amounts)
Net (loss) income	$(52.0)	$18.1	$(9.2)	$18.0
Income tax provision	74.9	16.3	96.1	11.2
Interest expense	8.0	5.1	30.9	32.5
Interest income	(1.2)	(0.2)	(3.5)	(0.6)
Depreciation and amortization	18.6	19.0	72.6	64.9
Retirement benefits, net (1)	10.1	10.4	39.5	41.4
Unusual items	—	—	(1.0)	34.5
Adjusted EBITDAP	$58.4	$68.7	$225.4	$201.9
Adjusted EBITDAP as a percentage of net sales	11.1%	12.9%	12.0%	11.5%
Net (loss) income as a percentage of net sales	(9.8)%	3.4%	(0.5)%	1.0%

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(1)	Retirement benefits are net of cash funding to the Company’s tax-qualified defined benefit pension plan which are recoverable costs under the Company’s U.S. government contracts. The Company’s recoverable tax-qualified pension costs for the three and twelve months ended December 31, 2017 totaled $8.2 million and $33.7 million, respectively. The Company’s recoverable tax-qualified pension costs for the three and twelve months ended December 31, 2016 totaled $6.8 million and $27.5 million, respectively.

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measure of free cash flow. The Company uses this financial measure, both in presenting its results to stakeholders and the investment community, and in its internal evaluation and management of the business. Management believes that this financial measure is useful because it presents the Company’s business using the same tools that management uses to gauge progress in achieving its goals.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(In millions)
Cash provided by operating activities	$186.9	$109.5	$212.8	$158.7
Capital expenditures	(18.9)	(17.1)	(29.4)	(47.6)
Free cash flow(1)	$168.0	$92.4	$183.4	$111.1

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(1)	Free Cash Flow, a Non-GAAP financial measure, is defined as cash flow from operating activities less capital expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company believes Free Cash Flow is useful as it provides supplemental information to assist investors in viewing the business using the same tools that management uses to gauge progress in achieving the Company’s goals.

Because the Company’s method for calculating the Non-GAAP measures may differ from other companies’ methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

The following table reconciles net loss per share (GAAP) to net income per share, excluding the Tax Act (Non-GAAP):

	Three months ended	Year Ended
	December 31,	December 31,
	2017	2017
	(In millions, except per share amounts)
Net loss (GAAP)	$(52.0)	$(9.2)
Tax Act of 2017	64.6	64.6
Net income, excluding the Tax Act (Non-GAAP)	$12.6	$55.4
Numerator:
Net income, excluding the Tax Act (Non-GAAP)	$12.6	$55.4
Income allocated to participating securities	(0.3)	(1.2)
Net income, excluding the Tax Act for basic income per share (Non-GAAP)	12.3	54.2
Interest on 4 1/16% Debentures (less than $0.1 million for fiscal 2017)	—	—
Net income excluding the Tax Act for diluted income per share (Non-GAAP)	$12.3	$54.2
Denominator:
Basic weighted average shares	73.6	73.0
Effect of:
4 1/16% Debentures	—	0.1
2 1/4% Notes	2.1	—
Employee stock options and stock purchase plan	0.1	0.1
Diluted weighted average shares	75.8	73.2
Basic:
Net loss per share (GAAP)	$(0.71)	$(0.13)
Net income per share, excluding the Tax Act (Non-GAAP)	$0.17	$0.74
Diluted:
Net loss per share (GAAP)	$(0.71)	$(0.13)
Net income per share, excluding the Tax Act (Non-GAAP)	$0.16	$0.74